ANNEX A

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

by and among

OAKMONT ACQUISITION CORP.,

BROOKE CREDIT CORPORATION,

and

BROOKE CORPORATION

Dated as of April 30, 2007

TABLE OF CONTENTS

1.	MERGER	1
1.1.	The Merger	1
1.2.	Filing of Certificates of Merger	2
1.3.	Effect of Merger	2
1.4.	Merger Consideration	2
1.5.	Effect on Stock	2
1.6.	Company Warrants and Options	3
1.7.	Organizational Documents	3
1.8.	Officers and Directors	3
1.9.	Exchange of Certificates	3
1.10.	Earnout Payments	3
1.11.	No Fractional Shares	4
1.12.	Further Action	5

2.	REPRESENTATIONS AND WARRANTIES OF PARENT AND COMPANY	5
2.1.	Corporate	5
2.2.	Authority	5
2.3.	Capitalization	6
2.4.	No Violation	6
2.5.	Financial Statements	6
2.6.	Tax Matters	7
2.7.	Finance Company Representations	8
2.8.	Absence of Certain Changes	9
2.9.	Absence of Undisclosed Liabilities	10
2.10.	No Litigation	10
2.11.	Compliance With Laws	10
2.12.	Title to and Condition of Properties	11
2.13.	Contracts and Commitments	12
2.14.	Labor Matters	13
2.15.	Employee Benefit Plans	14
2.16.	Employment Compensation	14
2.17.	Intellectual Property	14
2.18.	No Brokers or Finders	15
2.19.	Disclosure	15

3.	REPRESENTATIONS AND WARRANTIES OF OAKMONT	15
3.1.	Corporate	15
3.2.	Authority	16
3.3.	Capitalization	16
3.4.	No Violation	16
3.5.	Reports	17
3.6.	Financial Statements	17
3.7.	Tax Matters	18
3.8.	Absence of Certain Changes	18
3.9.	Absence of Undisclosed Liabilities	19
3.10.	No Litigation	20
3.11.	Compliance With Laws	20

A-i

3.12.	Title to and Condition of Properties	20
3.13.	Contracts and Commitments	21
3.14.	Employee Benefit Plans	22
3.15.	Employment Compensation	22
3.16.	Intellectual Property	22
3.17.	No Brokers or Finders	22
3.18.	Disclosure	22

4.	COVENANTS	23
4.1.	Conduct of the Business	23
4.2.	Access to Information	25
4.3.	Confidentiality	25
4.4.	Public Disclosure	26
4.5.	Regulatory and Other Authorizations	26
4.6.	Further Assurances	26
4.7.	No Solicitation by Parent or Company	26
4.8.	No Solicitation by Oakmont	27
4.9.	Non-Competition; Non-Solicitation	28
4.10.	Indemnification of Officers and Directors	29
4.11.	Company Name and Principal Office	29

5.	ADDITIONAL AGREEMENTS	29
5.1.	Proxy Statement; Special Meeting	29
5.2.	Form 8-K	31
5.3.	Required Information	31
5.4.	No Securities Transactions	31

6.	CONDITIONS PRECEDENT TO OAKMONT’S PERFORMANCE	32
6.1.	Accuracy of Representations and Warranties of Parent and Company	32
6.2.	Performance of Covenants of Parent and Company	32
6.3.	No Governmental Order	32
6.4.	Proxy Statement Effective	32
6.5.	Corporate Approval	32
6.6.	Due Diligence	32
6.7.	Consents and Approvals	32
6.8.	Absence of Litigation	32
6.9.	Company Material Adverse Effect	33
6.10.	Employment Agreements	33
6.11.	Deliverables	33

7.	CONDITIONS PRECEDENT TO COMPANY’S PERFORMANCE	33
7.1.	Accuracy of Oakmont’s Representations and Warranties	33
7.2.	Performance of Oakmont’s Covenants	33
7.3.	No Governmental Order	33
7.4.	Corporate Approval	33
7.5.	Due Diligence	34
7.6.	Absence of Litigation	34
7.7.	Oakmont Material Adverse Effect	34
7.8.	Oakmont’s Articles of Incorporation	34
7.9.	Consents and Approvals	34

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7.10.	Open Market Purchases by Mr. Skandalaris	34
7.11.	Deliverables	34
7.12.	Warrants	34
7.13.	Incentive Plan	34
7.14.	Tax Opinion	34

8.	TERMINATION PRIOR TO CLOSING	35
8.1.	Termination	35
8.2.	Effect on Obligations	35

9.	THE CLOSING	35
9.1.	Closing	35
9.2.	Company’s Obligations	36
9.3.	Oakmont’s Obligations	36

10.	INDEMNIFICATION	37
10.1.	Survival of Representations and Warranties	37
10.2.	Indemnification Obligations	37
10.3.	Exclusive Remedy	39

11.	MISCELLANEOUS PROVISIONS	39
11.1.	Entire Agreement	39
11.2.	Governing Law	40
11.3.	Schedules	40
11.4.	Waiver and Amendment	40
11.5.	Assignment	40
11.6.	Successors and Assigns	40
11.7.	No Third Party Beneficiaries	40
11.8.	No Personal Liability	41
11.9.	Notices	41
11.10.	Severability	42
11.11.	Counterparts	42
11.12.	No Presumption	42
11.13.	Facsimile Signatures	42
11.14.	Fees and Expenses	42

12.	DEFINITIONS	43
12.1.	Definitions	43
12.2.	Cross-References	48
12.3.	Interpretation	49

EXHIBITS

Exhibit A	Form of Amended and Restated Articles of Incorporation of Oakmont

Exhibit B	Form of Amended and Restated Bylaws of Oakmont

Exhibit C	Form of Lock-Up Agreements to be executed by Parent, Michael Lowry, Anita Larson and Morgan Joseph & Co. Inc.

Exhibit D	Form of Parent Voting Agreement

Exhibit E	Form of Lock-Up Agreements to be executed by KrisLee & Associates, LLC, Robert J. Skandalaris and Michael C. Azar

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AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 30, 2007 by and among Oakmont Acquisition Corp., a Delaware corporation (“Oakmont”), BROOKE CREDIT CORPORATION, a Kansas corporation (the “Company”), and BROOKE CORPORATION, a Kansas corporation and majority stockholder of the Company (“Parent”).

R E C I T A L S

A. The parties entered into that certain Agreement and Plan of Merger, dated as of February 8, 2007, pursuant to which the parties agreed (i) Oakmont would merge with and into OAKMONT KANSAS, INC., a Kansas corporation and a wholly-owned subsidiary of Oakmont (“New Oakmont”) (the “Previously Proposed Reincorporation Merger”) and (ii) the Company would merge with and into New Oakmont (the “Previously Proposed Merger”).

B. Instead and in lieu of the Previously Proposed Reincorporation Merger and the Previously Proposed Merger, the Boards of Directors of Oakmont, Parent and the Company have each determined that it is advisable and in the best interests of Oakmont Parent and the Company, and their respective stockholders, that the Company be merged with and into Oakmont.

C. The Boards of Directors of Oakmont, Parent and the Company have each unanimously approved this Agreement and the transactions contemplated hereby.

D. The Boards of Directors of Oakmont and the Company have agreed to recommend that their respective stockholders adopt and approve this Agreement.

E. For federal income tax purposes, it is intended that these proposed transactions, individually and collectively, shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (“Code”), and this Agreement shall constitute a plan of reorganization pursuant to Section 368 of the Code.

F. The parties desire to amend and restate their agreement and understanding with respect to the transactions contemplated by this Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.	MERGER.

1.1. The Merger. Upon the terms and subject to the conditions set forth herein and the applicable provisions of the DGCL and the KGCL, and on the basis of the representations, warranties, covenants and agreements contained herein, as of the

Effective Time, the Company shall be merged with and into Oakmont (the “Merger”), the separate corporate existence of the Company shall cease and Oakmont shall continue as the surviving corporation. Oakmont, as the surviving corporation of the Merger, may be hereinafter referred to as the “Surviving Corporation.”

1.2. Filing of Certificates of Merger. Subject to the conditions set forth herein, the Company and Oakmont shall as soon as possible on the Closing Date or such other date as Oakmont and Parent shall agree, cause the Merger to be consummated by filing with each of the Secretary of State of the State of Kansas and the Secretary of State of the State of Delaware a duly executed certificate of merger in form and substance reasonably acceptable to Oakmont and Parent.

1.3. Effect of Merger. At the Effective Time, the effect of the Merger shall be as provided herein and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, all of the properties, rights, privileges, powers and franchises of the Company and Oakmont shall vest in the Surviving Corporation and all of the debts, liabilities, duties and obligations of the Company and Oakmont shall become the debts, liabilities, duties and obligations of the Surviving Corporation.

1.4. Merger Consideration. The aggregate consideration to be paid by Oakmont to Parent and any other holder of capital stock of the Company as of immediately prior to the Effective Time (the “Company Stockholders”) in the Merger (the “Merger Consideration”) shall be the number of shares of common stock of Oakmont, $0.01 par value per share (the “Oakmont Stock”) equal to (a) the Closing Payment, plus (b) the Earnout Payments, if any, determined and paid as set forth in this Article 1.

1.5. Effect on Stock. Upon the terms and conditions of this Agreement, at the Effective Time, as a result of the Merger and this Agreement and without the need for any further action on the part of Oakmont, the Company or any of their respective stockholders, the following shall occur:

1.5.(a) Conversion of Company Stock. Each share of the issued and outstanding common stock of the Company immediately prior to the Effective Time shall be automatically converted into the right to receive, subject to the terms and conditions of this Agreement, the Per Share Consideration. Until properly delivered to Oakmont or the Surviving Corporation pursuant to Section 1.9, any certificate evidencing shares of common stock of the Company (a “Certificate”) shall be deemed for all purposes to evidence only the right to receive the consideration described in this Section 1.5(a).

1.5.(b) Conversion of Oakmont Stock. Each share of the issued and outstanding common stock of Oakmont immediately prior to the Effective Time shall be automatically converted into one (1) share of the validly issued, fully paid and non-assessable authorized common stock of the Surviving Corporation. Each stock certificate evidencing the common stock of Oakmont shall evidence ownership of such shares of common stock of the Surviving Corporation.

1.6 Company Warrants and Options.

1.6(a) At the Effective Time, the Surviving Corporation shall assume and cause to be performed all obligations of the Company under the Company Warrants. Each Company Warrant so assumed by the Surviving Corporation under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable warrant agreement immediately prior to the Effective Time, except that each outstanding Company Warrant will be exercisable (or will become exercisable in accordance with its terms), for that number of shares of Oakmont common stock determined by multiplying the number of shares of Company common stock subject to such Company Warrant by the Exchange Ratio (as may be adjusted upon each Earnout Payment, if any).

1.6(b) Each option (“Company Stock Option”) to purchase a share of the Company common stock that was granted pursuant to the 2007 Brooke Credit Corporation Equity Incentive Plan (the “Company Stock Option Plan”) prior to the Effective Time and which remains outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Company common stock and shall be converted, at the Effective Time, into an option to acquire, on the same terms and conditions as were applicable under the Company Stock Option (but taking into account any changes thereto provided for in the Company Stock Option Plan or in such option by reason of this Agreement or the transactions contemplated hereby), that number of shares of Oakmont common stock determined by multiplying the number of shares of Company common stock subject to such Company Stock Option by the Exchange Ratio (as may be adjusted upon each Earnout Payment, if any), rounded, if necessary, to the nearest whole share of Oakmont common stock, at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such Company Stock Option divided by the Exchange Ratio (as may be adjusted upon each Earnout Payment, if any).

1.7. Organizational Documents. As of the Effective Time, the Articles of Incorporation of Oakmont, as in effect immediately prior to the Effective Time, shall be amended and restated as set forth on Exhibit A and become the Articles of Incorporation of the Surviving Corporation, and the Bylaws of Oakmont, as in effect immediately prior to the Effective Time, shall be amended and restated as set forth on Exhibit B and become the Bylaws of the Surviving Corporation.

1.8. Officers and Directors. As of the Effective Time, the officers and directors of Oakmont shall become the officers and directors of the Surviving Corporation and, subject to Section 9.3(f), shall serve as such until the expiration of their term of office or their earlier death, resignation or removal.

1.9. Exchange of Certificates. Upon surrender of a Certificate for cancellation, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Oakmont, the holder of such Certificate shall be entitled to receive in exchange therefor an amount to which such holder is entitled pursuant to Section 1.5(a) and the Certificate so surrendered shall be canceled.

1.10. Earnout Payments.

1.10.(a) The Merger Consideration shall include, if earned, up to two additional payments (each, an “Earnout Payment”, and collectively, the “Earnout Payments”) based upon the Surviving Corporation’s Adjusted Earnings as follows:

(i) Fiscal Year 2007. Subject to the Surviving Corporation’s achievement of Adjusted Earnings of at least $15,000,000 for the fiscal year ended December 31, 2007, the Merger Consideration shall include the First Earnout Shares.

(ii) Fiscal Year 2008. Subject to the Surviving Corporation’s achievement of Adjusted Earnings of at least $19,000,000 for the fiscal year ended December 31, 2008, the Merger Consideration shall include the Second Earnout Shares.

1.10.(b) The Surviving Corporation shall maintain separate books and records, including but not limited to, balance sheets and related statements of income and cash flows, so as to make calculation of Adjusted Earnings feasible and verifiable.

1.10.(c) As soon as practicable and in any event within 90 days after December 31 of 2007 and 2008, the Surviving Corporation shall provide to Parent a statement of the Adjusted Earnings of the Surviving Corporation for the applicable period (the “Earnout Statement”), as verified by the Surviving Corporation’s independent auditors and reasonably approved by both Oakmont Directors. The Surviving Corporation shall provide to Parent and its representatives copies of such records and work papers created in connection with preparation of the Earnout Statement as are reasonably requested to support such Earnout Statement. Parent and its representatives shall have the right to inspect the Surviving Corporation’s books and records during business hours upon reasonable prior notice and solely for purposes reasonably related to the determination of Adjusted Earnings.

1.10.(d) Upon receipt of each such Earnout Statement, Parent shall be entitled to object to the calculation of Adjusted Earnings by delivery to the Surviving Corporation of a notice of objections thereto (a “Notice of Objection”), in reasonable detail describing the nature of the disagreement asserted. If Parent fails to deliver a Notice of Objection to the Surviving Corporation within twenty (20) days following receipt of the Earnout Statement, the determination of Adjusted Earnings by the Surviving Corporation as set forth in the Earnout Statement shall be final and binding on the parties hereto. If Parent and the Surviving Corporation are unable to reconcile their differences in writing within twenty (20) days after a Notice of Objection is delivered by Parent, the Independent Accountants shall be selected and the items in dispute shall be submitted to the Independent Accountants within ten (10) days thereafter. The determination of Independent Accountants shall be set forth in writing and shall be conclusive and binding upon the parties, and the fees, costs and expenses of such Independent Accountants shall be paid by the non-prevailing party. The Independent Accountants shall consider only the items in dispute and shall be instructed to act within thirty (30) days (or such longer period as Parent and the Surviving Corporation may agree) to resolve all items in dispute. If Parent in its discretion gives written notification of its acceptance of an Earnout Statement prior to the end of such 30-day period, such Earnout Statement shall thereupon become binding, final and conclusive upon all the parties hereto.

1.11. No Fractional Shares. No certificates or scrip representing fractional shares of Oakmont Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation. Notwithstanding any other provision of this Agreement, each holder of shares of the Company exchanged for shares of Oakmont Stock pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Oakmont Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Oakmont Stock multiplied by $6.00.

1.12. Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the directors and officers of the Company and Oakmont are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action.

2.	REPRESENTATIONS AND WARRANTIES OF PARENT AND COMPANY.

Parent and the Company, jointly and severally, make the following representations and warranties to Oakmont, subject to the exceptions set forth in the disclosure schedule attached hereto (the “Disclosure Schedule”).

2.1. Corporate.

2.1.(a) Organization. Each of Parent and the Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Kansas.

2.1.(b) Corporate Power. The Company has all requisite power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted. Each of Parent and the Company has all requisite power and authority to enter into this Agreement and the other documents and instruments to be executed and delivered by it pursuant hereto, to perform its obligations hereunder, and to carry out the transactions contemplated hereby and thereby.

2.1.(c) Qualification. The Company is duly licensed or qualified to do business as a foreign company, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Company Material Adverse Effect and would not materially delay the Closing or materially and adversely affect the ability of the parties to consummate the transactions contemplated hereby.

2.1.(d) No Subsidiaries. Except as set forth in Section 2.1(d) of the Disclosure Schedule, the Company does not own, directly or indirectly, any voting securities or other equity interests in, or have the right to control, any other Person.

2.2. Authority. The execution, delivery and performance of this Agreement and the other documents and instruments to be executed and delivered by Parent and the Company pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary parties. No other or further act or proceeding on the part of Parent or the Company is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Parent or the Company pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Parent and the Company pursuant hereto will constitute, legal, valid and binding agreements of Parent and the

Company, enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

2.3. Capitalization. The authorized capital stock of the Company consists of (i) 50,000,000 shares of common stock, par value $0.01 per share, of which 5,650,000 shares are issued and outstanding and (ii) 1,000,000 shares of undesignated preferred stock of which no shares are issued and outstanding. All of the outstanding shares of common stock of the Company have been duly authorized and are validly issued, fully paid and nonassessable and were issued in compliance with all applicable Laws. Section 2.3 of the Disclosure Schedule contains a correct and complete list of each stockholder of the Company and the number of shares held by each. Except as set forth in Section 2.3 of the Disclosure Schedule, there are no outstanding subscription, option, warrant, call rights, preemptive rights or other agreements or commitments obligating the Company to issue, sell, deliver or transfer (including any rights of conversion or exchange under any outstanding security or other instrument) any economic, voting, ownership or any other type of interest or security in the Company.

2.4. No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Parent and the Company pursuant hereto, nor the consummation by Parent and the Company of the transactions contemplated hereby and thereby (a) will violate any applicable Laws, (b) will require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority, except for applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities and “blue sky” Laws, and the rules and regulations thereunder, or (c) subject to obtaining the consents referred to in Section 2.4 of the Disclosure Schedule, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any of the assets of the Company under, any term or provision of the Organizational Documents of Parent or the Company or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Parent or the Company is a party or by which Parent or the Company or any of its assets or properties may be bound or affected, except, in the case of clause (c), for such violations, conflicts, breaches, losses, defaults, terminations, cancellations, accelerations or Encumbrances that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

2.5. Financial Statements. The Company has previously made available to Oakmont true and complete copies of the financial statements of the Company consisting of (a) balance sheets of the Company as of December 31, 2003, 2004, and 2005, and the related statements of income and cash flows for the years then ended (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed, unqualified opinions of independent auditors for the Company for such years, and (b) an unaudited balance sheet of the Company as of

September 30, 2006 (the “Recent Company Balance Sheet”), and the related unaudited statements of income for the period then ended and for the corresponding period of the prior year (including the notes and schedules contained therein or annexed thereto). All of such financial statements (including all notes and schedules contained therein or annexed thereto) are true, complete and accurate, have been prepared in accordance with GAAP (except, in the case of unaudited statements, for the absence of footnote disclosure) applied on a consistent basis, have been prepared in accordance with the books and records of the Company, and fairly present, in accordance with GAAP, the assets, liabilities and financial position, the results of operations and cash flows of the Company as of the dates and for the years and periods indicated. The books of account and other financial records of the Company are in all material respects complete and correct and do not contain or reflect any material inaccuracies or discrepancies.

2.6. Tax Matters.

2.6.(a) Provision For Taxes. The provision made for Taxes on the Recent Company Balance Sheet is sufficient for the payment of all Taxes (and any interest and penalties) and assessments, whether or not disputed at the date of the Recent Company Balance Sheet, and for all years and periods prior thereto. Since the date of the Recent Company Balance Sheet, the Company has not incurred any Taxes other than Taxes incurred in the ordinary course of business consistent in type and amount with past practices of the Company.

2.6.(b) Tax Returns Filed. All Tax Returns required to be filed by or on behalf of the Company, or the Affiliated Group for each period for which the Company was a member of the Affiliated Group, have been timely filed and when filed were true and correct in all material respects, and the Taxes due thereon were paid or adequately accrued. The Company has duly withheld and paid all Taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees of the Company.

2.6.(c) Tax Audits. No Tax Returns of the Company, or the Affiliated Group for each period for which the Company was a member of the Affiliated Group, have been audited by the Internal Revenue Service or any other Governmental Authority, and the Company or the Affiliated Group, as applicable, has not received from the Internal Revenue Service or any other Governmental Authority any notice of underpayment of Taxes or other deficiency which has not been paid nor any objection to any Tax Return filed by the Company or the Affiliated Group, as applicable, except where any such deficiency, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return of the Company or the Affiliated Group.

2.6.(d) Consolidated Group. During the past ten years the Company has not been a member of an affiliated group of companies required to file consolidated Tax Returns other than the Affiliated Group. The Company has no Liability for Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign Laws) other than other members of the Affiliated Group.

2.6.(e) Other. Except as set forth in Section 2.6(e) of the Disclosure Schedule, the Company has not (i) applied for any tax ruling, (ii) entered into a closing agreement with any taxing authority, (iii) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (iv) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments that will not be deductible because of Section 280G of the Code, or (v) been a party to any tax allocation or tax sharing agreement.

2.7. Finance Company Representations.

2.7.(a) Compliance with Anti-Money Laundering Laws. The Company has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”) in connection with the origination and servicing of the Loans, and has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, except where such failure would not reasonably be expected to have a Company Material Adverse Effect.

2.7.(b) Credit Reporting. The Company, in its capacity as servicer of the Loans, has complied with the Fair Credit Reporting Act and its implementing regulations in all material respects with respect to the servicing of the Loans, except where such failure would not reasonably be expected to have a Company Material Adverse Effect.

2.7.(c) Loan Documents and Loan Files. Each Loan does not violate in any material respect applicable Laws and to the Company’s Knowledge is a legal, valid and binding obligation of the related Borrower, enforceable in accordance with its terms and not subject to set off, counterclaim or defense whatsoever, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles. The Loan Documents and the related materials in the Loan Files constitute all of the documentation relating to the Loans, which documentation does not violate in any material respect applicable Laws, is enforceable and adequate for the substantial realization on the related Loan. All Loans are in substantially one of the forms attached in Section 2.7(c) of the Disclosure Schedule, except where the failure of a Loan to be in one of such forms would, individually or in the aggregate, not reasonably be expected to have a Company Material Adverse Effect. No Loan Documents were falsified by the Company, or, to the Company’s Knowledge, by any tax preparer, facilitator or any Borrower, and, in the case of the Company, and to the Company’s Knowledge, in the case of any tax preparer, facilitator or any Borrower, such Loan Documents, as of the date thereof, did not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. Each Loan constitutes an “instrument” within the meaning of the UCC.

2.7.(d) Loan Gain and Loss History; Allowance for Possible Loan Losses. The Company has delivered to Oakmont true and correct information as to past due loans as of December 31, 2006, a copy of which informational report is attached in Section 2.7(d) of the Disclosure Schedule.

2.7.(e) Principal Balance of Loans. The principal balance of each of the Loans set forth in Section 2.7(e) of the Disclosure Schedule reflects the existing outstanding principal balance of such Loans as of December 31, 2006, including loans made to affiliated parties, after taking into effect any settlement, offset, compromise or similar agreement with a Borrower regarding the amount of its payment obligation thereunder.

2.8. Absence of Certain Changes. Except as and to the extent set forth in Section 2.8 of the Disclosure Schedule or as discussed in any report filed by Parent with the SEC pursuant to the Exchange Act (collectively, the “Parent Reports”) prior to the date of this Agreement, since September 30, 2006 there has not been:

2.8.(a) Any Company Material Adverse Effect;

2.8.(b) Any loss, damage or destruction, whether covered by insurance or not, affecting the Company’s business or properties;

2.8.(c) Any increase in the compensation, salaries or wages payable or to become payable to any executive employee of the Company (except as and to the extent set forth in, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued to such executive;

2.8.(d) Any labor dispute or disturbance, other than routine individual grievances which are not material to the business, financial condition or results of operations of the Company;

2.8.(e) Any commitment or transaction by the Company (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

2.8.(f) Any declaration, setting aside, or payment of any dividend or any other distribution in respect of the Company’s capital stock; any redemption, purchase or other acquisition by the Company of any capital stock of the Company, or any security relating thereto; or any other payment to any stockholder of the Company;

2.8.(g) Any sale, lease or other transfer or disposition of any properties or assets of the Company, except for sales in the ordinary course of business;

2.8.(h) Any indebtedness for borrowed money incurred, assumed or guaranteed by the Company other than in the ordinary course of business consistent with past practice;

2.8.(i) Any Encumbrance made on any of the properties or assets of the Company other than in the ordinary course of business consistent with past practice;

2.8.(j) Any entering into, amendment or termination by the Company of any contract, or any waiver of material rights there under, other than in the ordinary course of business consistent with past practice;

2.8.(k) Any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any Person including, but not limited to, any officer, director or employee of the Company or any of its Affiliates;

2.8.(l) Any grant of credit to any customer on terms or in amounts materially more favorable than those which have been extended to such customer in the past, any other material change in the terms of any credit heretofore extended, or any other material change of the Company’s policies or practices with respect to the granting of credit; or

2.8.(m) To the Company’s Knowledge, any other event or condition not in the ordinary course of business of the Company.

2.9. Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed in Section 2.9 of the Disclosure Schedule or in the Recent Company Balance Sheet, the Company does not have any Liabilities other than commercial liabilities and obligations incurred since the date of the Recent Company Balance Sheet in the ordinary course of business and consistent with past practice and none of which has or will have a Company Material Adverse Effect. Except as and to the extent specifically disclosed in the Recent Company Balance Sheet, neither Parent nor the Company has Knowledge of any basis for the assertion against the Company of any Liability and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to Liabilities, except commercial liabilities and obligations incurred in the ordinary course of the Company’s business and consistent with past practice.

2.10. No Litigation. Except as set forth in Section 2.10 of the Disclosure Schedule, to the Company’s Knowledge, there is no litigation pending or threatened against the Company, its directors (in such capacity), its business or any of its assets as to which there is reasonable possibility of adverse determination and which, if adversely determined, would, individually or in the aggregate, reasonable be expected to have a Company Material Adverse Effect, nor does the Parent or the Company know, or have grounds to know, of any basis for any such litigation.

2.11. Compliance With Laws.

2.11.(a) Compliance. To the Company’s Knowledge, the Company is in compliance with all applicable Laws, including, without limitation, those applicable to discrimination in employment, trade practices, competition and pricing, zoning, building and sanitation, employment, retirement and labor relations, and Environmental Laws except where the failure to comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

The Company has not received notice of any violation or alleged violation of, and is subject to no Liability for past or continuing violation of, any Laws except where such violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All material reports and returns required to be filed by the Company with any Governmental Authority have been filed, and were accurate and complete in all material respects when filed, except where the failure to file or be accurate and complete in all material respects has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.11.(b) Licenses and Permits. To the Company’s Knowledge, the Company has all licenses, permits, approvals, authorizations and consents of all Governmental Authorities and all certification required for the conduct of the business (as presently conducted and as proposed to be conducted), except where the failure to have such licenses, permits, approvals, authorizations and consents has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, the Company (including its operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents, except where the failure to comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.11.(c) Environmental Matters. The applicable Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes (“Waste”) into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act (“CERCLA”), as amended, and their state and local counterparts are herein collectively referred to as the “Environmental Laws”. To the Company’s Knowledge, the Company is in compliance in all material respects with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

2.12. Title to and Condition of Properties.

2.12.(a) Tangible Property. The Company has good and marketable title to, or a valid leasehold interest in, all equipment, furniture and other tangible assets used in the ordinary course of its business and operations, free and clear of any Encumbrances other than Permitted Encumbrances. All of the assets, owned or leased by the Company are in good working order, ordinary wear and tear excepted, and suitable for the purposes for which they are being used.

2.12.(b) Real Property. Section 2.12(b) of the Disclosure Schedule sets forth all real property used or occupied by the Company, including a description of all land.

2.12.(c) Insurance. Section 2.12(c) of the Disclosure Schedule sets forth a true, correct and complete list of all fire, theft, casualty, general liability, workers’ compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies insuring the Company and of all life insurance policies maintained for any officers or employees of the Company, specifying the type of coverage, the amount of coverage, the premium, the deductible, the insurer and the expiration date of each such policy (collectively, the “Company Insurance Policies”). True, correct and complete copies of all of the Company Insurance Policies have been made available by the Company to Oakmont. The Company Insurance Policies are in full force and effect and are in amounts and of a nature which are adequate and customary for businesses similar to the business of the Company. All premiums due on the Company Insurance Policies or renewals thereof have been paid and there is no default under any of the Company Insurance Policies.

2.13. Contracts and Commitments.

2.13.(a) Real Property Leases. Except as set forth in Section 2.13(a) of the Disclosure Schedule, the Company has no leases of real property.

2.13.(b) Personal Property Leases. Except as set forth in Section 2.13(b) of the Disclosure Schedule, the Company has no leases of personal property.

2.13.(c) Sales Commitments. Except as set forth in Section 2.13(c) of the Disclosure Schedule, the Company has no sales contracts or commitments to customers except those made in the ordinary course of business, at arm’s length, and no such contracts or commitments are for a sales price which would result in a loss to the Company that is not reflected on Section 2.13(c) of the Disclosure Schedule.

2.13.(d) Contracts for Services. Except as set forth in Section 2.13(d) of the Disclosure Schedule, the Company has no agreement, understanding, contract or commitment (written or oral) with any stockholder, officer, employee, agent, consultant that is not cancelable by the Company on notice of not longer than 30 days without Liability, penalty or premium of any nature or kind whatsoever.

2.13.(e) Powers of Attorney. Except as set forth in Section 2.13(e) of the Disclosure Schedule, the Company has not given any power of attorney, which is currently in effect, to any Person for any purpose whatsoever.

2.13.(f) Collective Bargaining Agreements. The Company is not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups.

2.13.(g) Loan Agreements. Except as set forth in Section 2.13(g) of the Disclosure Schedule, the Company is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

2.13.(h) Guarantees. Except as set forth in Section 2.13(h) of the Disclosure Schedule, the Company has not guaranteed the payment or performance of any Person, agreed to indemnify any Person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any Person.

2.13.(i) Contracts Subject to Renegotiation. The Company is not a party to any contract with any Governmental Authority which is subject to renegotiation.

2.13.(j) Other Material Contracts. The Company has no lease, license, contract or commitment of any nature involving consideration or other expenditure in excess of $250,000, or which is otherwise individually material to the operations of the Company, except as set forth in Section 2.13(j) of the Disclosure Schedule, or except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.13.(k) No Default. To the Company’s Knowledge, the Company is not in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of the Company’s obligations or result in the creation of any Encumbrance on any of the assets owned, used or occupied by the Company. To the Company’s Knowledge, no third party is in default under any lease, contract or commitment to which the Company is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof, other than defaults which, have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.14. Labor Matters. The Company has not experienced any labor disputes or any work stoppage due to labor disagreements with employees of the Company. Except to the extent set forth in Section 2.14 of the Disclosure Schedule, to the Company’s Knowledge, (a) the Company is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against the Company pending or threatened; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting the Company; (d) no question concerning representation has been raised or is threatened respecting the employees of the Company; (e) no grievance which might have a Company Material Adverse Effect, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and no such claim therefore exists; and (f) there are no administrative charges or court complaints against the Company concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any other Governmental Authority.

2.15. Employee Benefit Plans.

2.15.(a) Disclosure. Section 2.15(a) of the Disclosure Schedule contains a complete list of all (i) incentive, bonus, commission, or deferred compensation or severance or termination pay plans, agreements or arrangements for the benefit of employees employed in the Company, (ii) pension, profit-sharing, stock purchase, stock option, group life insurance, hospitalization insurance, disability, retirement and all other employee benefit plans, agreements or arrangements, including but not limited to any “employee benefit plan” (as defined in Section 3(3) of ERISA), for the benefit of employees employed by the Company, or (iii) fringe benefit plans, agreements and arrangements for the benefit of employees employed by the Company (the items referred to in (i), (ii) and (iii) above are hereinafter referred to collectively as the “Plans”).

2.15.(b) Operation. Each of the Plans set forth on Section 2.15(a) of the Disclosure Schedule that is an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), or an “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA), has been operated in compliance with its written terms and the applicable provisions of ERISA and the Code, except where the failure to operate in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the extent applicable, the Company has heretofore made available to Oakmont complete copies of (i) each Plan, including all amendments thereto, and its related trust agreement, if any, and summary plan description, if any, and (ii) each collective bargaining agreement relating to each Plan.

2.15.(c) Changes. Except as set forth in Section 2.15(c) of the Disclosure Schedule, to the Company’s Knowledge there are no agreed upon future increases of benefit levels for employees employed by the Company, and no increases in benefits have been committed to by the Company for the benefit of employees employed by the Company. With respect to each Plan, full payment has been made of all amounts that the Company is required to have paid as contributions to such Plan under its terms or under the terms of any applicable collective bargaining agreement or ERISA.

2.15.(d) Claims. There are no pending or, to the Company’s Knowledge, threatened claims against any of the Plans or related trusts other than routine claims by participants and beneficiaries for benefits due and owing under such Plans.

2.16. Employment Compensation. Section 2.16 of the Disclosure Schedule contains a true and correct list of all employees to whom the Company is paying compensation, including bonuses and incentives, at an annual rate in excess of $100,000 for services rendered or otherwise.

2.17. Intellectual Property. The Company owns or has the right to use, whether through licensing or otherwise, all Intellectual Property significant to the businesses of the Company in substantially the same manner as such businesses are conducted on the date hereof.

2.18. No Brokers or Finders. Except as set forth on Section 2.18 of the Disclosure Schedule, no agent, broker, finder, investment or commercial banker or other Person, engaged by or acting on behalf of Parent or any of its Affiliates, or the Company or any of its Affiliates, in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated herein, is or will be entitled to any broker’s or finder’s or similar fees or other commissions as a result of this Agreement or the transactions contemplated herein. Parent (and not the Company or Oakmont) shall pay all such broker’s or finder’s or similar fees or other commissions.

2.19. Disclosure. No representation or warranty by Parent or the Company in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Parent or the Company pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, Disclosure Schedule or document delivered by or on behalf of Parent and/or the Company shall be deemed representations and warranties by Parent and the Company. Without limiting the foregoing, the Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in any report, registration statement or definitive proxy statement to be filed by Oakmont with the Securities and Exchange Commission (the “SEC”) will not, as of the date provided to Oakmont, contain any statement which is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

3.	REPRESENTATIONS AND WARRANTIES OF OAKMONT.

Oakmont makes the following representations and warranties to Parent and the Company, subject to the exceptions set forth in the Disclosure Schedule.

3.1. Corporate.

3.1.(a) Organization. Oakmont is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

3.1.(b) Corporate Power. Oakmont has all requisite power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted. Oakmont has all requisite power and authority to enter into this Agreement and the other documents and instruments to be executed and delivered by it pursuant hereto, to perform its obligations hereunder, and to carry out the transactions contemplated hereby and thereby.

3.1.(c) Qualification. Oakmont is duly licensed or qualified to do business as a foreign company, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have an Oakmont Material Adverse Effect and would not materially delay the Closing or materially and adversely affect the ability of the parties to consummate the transactions contemplated hereby.

3.1.(d) No Subsidiaries. Oakmont does not own, directly or indirectly, any voting securities or other equity interests in, or have the right to control, any other Person.

3.1.(e) Oakmont Stock. Upon issuance and delivery of Oakmont Stock pursuant to this Agreement, Oakmont Stock will be duly authorized and validly issued, fully paid and non-assessable.

3.2. Authority. Subject to the Oakmont Stockholder Approval, the execution, delivery and performance of this Agreement and the other documents and instruments to be executed and delivered by Oakmont pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary parties. Except for the Oakmont Stockholder Approval, no other or further act or proceeding on the part of Oakmont is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Oakmont pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Oakmont pursuant hereto will constitute, legal, valid and binding agreements of Oakmont, enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

3.3. Capitalization. The authorized capital stock of Oakmont consists of 35,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of the date of this Agreement, there are (i) 10,575,166 shares of Oakmont common stock issued and outstanding and (ii) no shares of Oakmont preferred stock issued and outstanding. All of the outstanding shares of common stock of the Oakmont have been duly authorized and are validly issued, fully paid and nonassessable and were issued in compliance with all applicable Laws. Except as described in the Oakmont Reports, there are no outstanding subscription, option, warrant, call rights, preemptive rights or other agreements or commitments obligating Oakmont to issue, sell, deliver or transfer (including any rights of conversion or exchange under any outstanding security or other instrument) any economic, voting, ownership or any other type of interest or security in Oakmont.

3.4. No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Oakmont pursuant hereto, nor the consummation by Oakmont of the transactions contemplated hereby and thereby (a) will violate any applicable Laws, (b) will require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority, except for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities and “blue sky” Laws, and the rules and regulations thereunder, or (c) will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any of the assets of Oakmont under, any term or provision of the Organizational Documents of Oakmont or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Oakmont is a party or by which Oakmont or any of its assets or properties may be bound or affected, except, in the case of clause (c), for such violations, conflicts, breaches, losses, defaults, terminations, cancellations, accelerations or Encumbrances that, individually or in the aggregate, would not reasonably be expected to have an Oakmont Material Adverse Effect.

3.5. Reports. Oakmont has previously made available to the Parent and the Company a true, correct and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since April 15, 2005 by Oakmont with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the “Oakmont Reports”), (b) written communication between Oakmont and the SEC since April 15, 2005, and (c) communication mailed by Oakmont to its stockholders since April 15, 2005, and no such registration statement, prospectus, report, schedule, proxy statement or communication as of its date of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Oakmont has timely filed all Oakmont Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Oakmont Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto, including rules and regulations relating to the filing of exhibits thereto. No executive officer of Oakmont has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and no enforcement action has been initiated against Oakmont by the SEC relating to disclosures contained in any Oakmont Report.

3.6. Financial Statements. Oakmont has previously made available to Parent and the Company true and complete copies of the financial statements of Oakmont consisting of (a) balance sheet of Oakmont as of December 31, 2005, and the related statements of income and cash flows for the year then ended (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed, unqualified opinion of independent auditors for Oakmont for such year, and (b) an unaudited balance sheet of Oakmont as of December 31, 2006 (the “Recent Oakmont Balance Sheet”), and the related unaudited statements of income for the year then ended and for the corresponding period of the prior year (including the notes and schedules contained therein or annexed thereto). All of such financial statements (including all notes and schedules contained therein or annexed thereto) are true, complete and accurate, have been prepared in accordance with GAAP (except, in the case of unaudited statements, for the absence of footnote disclosure) applied on a consistent basis, have been prepared in accordance with the books and records of Oakmont, and fairly present, in accordance with GAAP, the assets, liabilities and financial position, the results of operations and cash flows of Oakmont as of the dates and for the years and periods indicated. The books of account and other financial records of Oakmont are in all material respects complete and correct and do not contain or reflect any material inaccuracies or discrepancies.

3.7. Tax Matters.

3.7.(a) Provision For Taxes. The provision made for Taxes on the Recent Oakmont Balance Sheet is sufficient for the payment of all Taxes (and any interest and penalties) and assessments, whether or not disputed at the date of the Recent Oakmont Balance Sheet, and for all years and periods prior thereto. Since the date of the Recent Oakmont Balance Sheet, Oakmont has not incurred any Taxes other than Taxes incurred in the ordinary course of business consistent in type and amount with past practices of Oakmont.

3.7.(b) Tax Returns Filed. All Tax Returns required to be filed by or on behalf of Oakmont have been timely filed and when filed were true and correct in all material respects, and the Taxes due thereon were paid or adequately accrued. Oakmont has duly withheld and paid all Taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees of Oakmont.

3.7.(c) Tax Audits. No Tax Returns of Oakmont have been audited by the Internal Revenue Service or any other Governmental Authority, and Oakmont has not received from the Internal Revenue Service or any other Governmental Authority any notice of underpayment of Taxes or other deficiency which has not been paid nor any objection to any Tax Return filed by Oakmont. There no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return of Oakmont.

3.7.(d) Consolidated Group. Oakmont has never been a member of an affiliated group of companies that was required to file a consolidated Tax Return.

3.7.(e) Other. Oakmont has never (i) applied for any tax ruling, (ii) entered into a closing agreement with any taxing authority, (iii) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (iv) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments that will not be deductible because of Section 280G of the Code, or (v) been a party to any tax allocation or tax sharing agreement.

3.8. Absence of Certain Changes. Except as and to the extent discussed in any Oakmont Report filed with the SEC prior to the date of this Agreement, since September 30, 2006 there has not been:

3.8.(a) Any Oakmont Material Adverse Effect;

3.8.(b) Any loss, damage or destruction, whether covered by insurance or not, affecting Oakmont’s business or properties;

3.8.(c) Any increase in the compensation, salaries or wages payable or to become payable to any employee or agent of Oakmont (except as and to the extent set forth in, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

3.8.(d) Any labor dispute or disturbance, other than routine individual grievances which are not material to the business, financial condition or results of operations of Oakmont;

3.8.(e) Any commitment or transaction by Oakmont (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

3.8.(f) Any declaration, setting aside, or payment of any dividend or any other distribution in respect of Oakmont’s capital stock; any redemption, purchase or other acquisition by Oakmont of any capital stock of Oakmont, or any security relating thereto; or any other payment to any stockholder of Oakmont;

3.8.(g) Any sale, lease or other transfer or disposition of any properties or assets of Oakmont, except for sales in the ordinary course of business;

3.8.(h) Any indebtedness for borrowed money incurred, assumed or guaranteed by Oakmont;

3.8.(i) Any Encumbrance made on any of the properties or assets of Oakmont;

3.8.(j) Any entering into, amendment or termination by Oakmont of any contract, or any waiver of material rights there under, other than in the ordinary course of business consistent with past practice;

3.8.(k) Any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any Person including, but not limited to, any officer, director or employee of Oakmont or any of its Affiliates;

3.8.(l) Any grant of credit to any customer on terms or in amounts materially more favorable than those which have been extended to such customer in the past, any other material change in the terms of any credit heretofore extended, or any other material change of Oakmont’s policies or practices with respect to the granting of credit; or

3.8.(m) To Oakmont’s Knowledge, any other event or condition not in the ordinary course of business of Oakmont.

3.9. Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed in the Recent Oakmont Balance Sheet, Oakmont does not have any Liabilities other than commercial liabilities and obligations incurred since the date of the Recent

Oakmont Balance Sheet in the ordinary course of business and consistent with past practice and none of which has or will have an Oakmont Material Adverse Effect. Except as and to the extent specifically disclosed in the Recent Oakmont Balance Sheet, Oakmont has no Knowledge of any basis for the assertion against Oakmont of any Liability and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to Liabilities, except commercial liabilities and obligations incurred in the ordinary course of Oakmont’s business and consistent with past practice.

3.10. No Litigation. To Oakmont’s Knowledge, there is no litigation pending or threatened against Oakmont, its directors (in such capacity), its business or any of its assets as to which there is reasonable possibility of adverse determination and which, if adversely determined, would, individually or in the aggregate, reasonable be expected to have an Oakmont Material Adverse Effect, nor does Oakmont know, or have grounds to know, of any basis for any such litigation.

3.11. Compliance With Laws.

3.11.(a) Compliance. To Oakmont’s Knowledge, Oakmont is in compliance with all applicable Laws, including, without limitation, those applicable to discrimination in employment, trade practices, competition and pricing, zoning, building and sanitation, employment, retirement and labor relations, and Environmental Laws except where the failure to comply has not had and would not reasonably be expected to have, individually or in the aggregate, an Oakmont Material Adverse Effect. Oakmont has not received notice of any violation or alleged violation of, and is subject to no Liability for past or continuing violation of, any Laws except where such violation has not had and would not reasonably be expected to have, individually or in the aggregate, an Oakmont Material Adverse Effect. All material reports and returns required to be filed by Oakmont with any Governmental Authority have been filed, and were accurate and complete in all material reports when filed.

3.11.(b) Licenses and Permits. To Oakmont’s Knowledge, Oakmont has all licenses, permits, approvals, authorizations and consents of all Governmental Authorities and all certification required for the conduct of the business (as presently conducted and as proposed to be conducted), except where the failure to have such licenses, permits approvals, authorizations and consents has not had and would not reasonably be expected to have, individually or in the aggregate, an Oakmont Material Adverse Effect. To Oakmont’s Knowledge, Oakmont (including its operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents except where the failure to comply has not had and would not reasonably be expected to have, individually or in the aggregate, an Oakmont Material Adverse Effect.

3.12. Title to and Condition of Properties.

3.12.(a) Tangible Property. Oakmont has good and marketable title to, or a valid leasehold interest in, all equipment, furniture and other tangible assets used in the ordinary course of its business and operations, free and clear of any Encumbrances other than Permitted Encumbrances. All of the assets, owned or leased by Oakmont are in good working order, ordinary wear and tear excepted, and suitable for the purposes for which they are being used.

3.12.(b) Real Property. Section 3.12(b) of the Disclosure Schedule sets forth all real property used or occupied by Oakmont, including a description of all land.

3.12.(c) Insurance. Section 3.12(c) of the Disclosure Schedule sets forth a true, correct and complete list of all fire, theft, casualty, general liability, workers’ compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies insuring Oakmont and of all life insurance policies maintained for any officers or employees of Oakmont, specifying the type of coverage, the amount of coverage, the premium, the deductible, the insurer and the expiration date of each such policy (collectively, the “Oakmont Insurance Policies”). True, correct and complete copies of all of the Oakmont Insurance Policies have been made available by Oakmont to Parent and the Company. The Oakmont Insurance Policies are in full force and effect and are in amounts and of a nature which are adequate and customary for businesses similar to the business of Oakmont. All premiums due on the Oakmont Insurance Policies or renewals thereof have been paid and there is no default under any of the Oakmont Insurance Policies.

3.13. Contracts and Commitments.

3.13.(a) Real Property Leases. Except as set forth in Section 3.13(a) of the Disclosure Schedule, Oakmont has no leases of real property.

3.13.(b) Personal Property Leases. Except as set forth in Section 3.13(b) of the Disclosure Schedule, Oakmont has no leases of personal property.

3.13.(c) Contracts for Services. Oakmont has no agreement, understanding, contract or commitment (written or oral) with any stockholder, officer, employee, agent, or consultant that is not cancelable by Oakmont on notice of not longer than 30 days without Liability, penalty or premium of any nature or kind whatsoever.

3.13.(d) Powers of Attorney. Oakmont has not given any power of attorney, which is currently in effect, to any Person for any purpose whatsoever.

3.13.(e) Collective Bargaining Agreements. Oakmont is not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups.

3.13.(f) Loan Agreements. Except as set forth in Section 3.13(f) of the Disclosure Schedule, Oakmont is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

3.13.(g) Guarantees. Except as set forth in Section 3.13(g) of the Disclosure Schedule, Oakmont has not guaranteed the payment or performance of any Person, agreed to indemnify any Person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any Person.

3.13.(h) Contracts Subject to Renegotiation. Oakmont is not a party to any contract with any Governmental Authority which is subject to renegotiation.

3.13.(i) Other Material Contracts. Oakmont has no lease, license, contract or commitment of any nature involving consideration or other expenditure in excess of $100,000, or which is otherwise individually material to the operations of Oakmont.

3.13.(j) No Default. To Oakmont’s Knowledge, Oakmont is not in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Oakmont’s obligations or result in the creation of any Encumbrance on any of the assets owned, used or occupied by Oakmont. To Oakmont’s Knowledge, no third party is in default under any lease, contract or commitment to which Oakmont is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

3.14. Employee Benefit Plans. Oakmont has no “Plans” of the type described in Section 2.15 hereof.

3.15. Employment Compensation. Section 3.15 of the Disclosure Schedule contains a true and correct list of all employees to whom Oakmont is paying compensation, including bonuses and incentives, at an annual rate in excess of $100,000 for services rendered or otherwise.

3.16. Intellectual Property. Oakmont owns or has the right to use, whether through licensing or otherwise, and to authorize others to use, all Intellectual Property significant to the businesses of Oakmont in substantially the same manner as such businesses are conducted on the date hereof.

3.17. No Brokers or Finders. No agent, broker, finder, investment or commercial banker or other Person, engaged by or acting on behalf of Oakmont or any of its Affiliates, in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated herein, is or will be entitled to any broker’s or finder’s or similar fees or other commissions as a result of this Agreement or the transactions contemplated herein.

3.18. Disclosure. No representation or warranty by Oakmont in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Oakmont pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. Without limiting the foregoing, Oakmont represents and warrants that the information relating to Oakmont supplied by it for inclusion in any report, registration statement or definitive proxy statement to be filed with the SEC will not, as of the date provided, contain any statement which is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

4.	COVENANTS.

4.1. Conduct of the Business.

4.1.(a) Except as specifically contemplated by this Agreement or as set forth on Section 4.1 of the Disclosure Schedule, from the date hereof through the Closing Date, the Company shall conduct its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as specifically contemplated by this Agreement, the Company shall not:

(i) amend the Company’s Organizational Documents;

(ii) authorize or issue any shares of capital stock of the Company or any subscription, option, warrant, call rights, preemptive rights or other agreements or commitments obligating the Company to issue, sell, deliver or transfer (including any rights of conversion or exchange under any outstanding security or other instrument) any economic, voting, ownership or any other type of interest or security in the Company;

(iii) sell, transfer, dispose of, or agree to sell, transfer, or dispose of, any assets other than in the ordinary course of business consistent with past practice;

(iv) acquire any assets except in the ordinary course of business consistent with past practice or acquire, or merge with any other Person;

(v) create or incur any material Encumbrances (except Permitted Encumbrances) of any kind on any assets or properties of the Company;

(vi) change any financial or Tax accounting practice, policy or method, make or revoke any election relating to Taxes, file any amended Tax Return or claim for refund, or settle any material claim relating to Taxes;

(vii) violate or breach any Material Contract;

(viii) make any loan, advance or capital contributions to or investment in any Person other than in the ordinary course of business consistent with past practice;

(ix) incur any indebtedness for borrowed money or enter into any guarantee of such indebtedness, or incur any other material Liability or obligation other than in the ordinary course of business consistent with past practice;

(x) cancel or forgive any material debts or claims or redeem or repay any indebtedness for borrowed money;

(xi) take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

(xii) authorize, commit or agree to take any of the foregoing actions.

4.1.(b) Except as specifically contemplated by this Agreement, from the date hereof through the Closing Date, Oakmont shall conduct its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as specifically contemplated by this Agreement, Oakmont shall not:

(i) amend Oakmont’s Organizational Documents;

(ii) authorize or issue any shares of capital stock of Oakmont or any subscription, option, warrant, call rights, preemptive rights or other agreements or commitments obligating the Company to issue, sell, deliver or transfer (including any rights of conversion or exchange under any outstanding security or other instrument) any economic, voting, ownership or any other type of interest or security in Oakmont;

(iii) sell, transfer, dispose of, or agree to sell, transfer, or dispose of, any assets other than in the ordinary course of business consistent with past practice;

(iv) acquire any assets except in the ordinary course of business consistent with past practice or acquire, or merge with any other Person;

(v) create or incur any material Encumbrances (except Permitted Encumbrances) of any kind on any assets or properties of Oakmont;

(vi) change any financial or Tax accounting practice, policy or method, make or revoke any election relating to Taxes, file any amended Tax Return or claim for refund, or settle any material claim relating to Taxes;

(vii) make any loan, advance or capital contributions to or investment in any Person;

(viii) incur any indebtedness for borrowed money or enter into any guarantee of such indebtedness, or incur any other material Liability or obligation other than in the ordinary course of business consistent with past practice;

(ix) cancel or forgive any material debts or claims or redeem or repay any indebtedness for borrowed money;

(x) take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

(xi) authorize, commit or agree to take any of the foregoing actions.

4.2. Access to Information.

4.2.(a) From the date hereof through the Closing Date, the Company shall provide Oakmont and its representatives reasonable access to all of the Company’s properties, books, records, employees and customers, and shall cause the Company’s representatives to reasonably cooperate with Oakmont and its representatives in connection with Oakmont’s due diligence investigation of the Company and the Company’s assets, contracts, liabilities, operations, records and other aspects of its business.

4.2.(b) From the date hereof through the Closing Date, Oakmont shall provide Parent and its representatives reasonable access to all of Oakmont’s properties, books, records and employees, and shall cause Oakmont’s representatives to reasonably cooperate with Parent and its representatives in connection with Parent’s due diligence investigation of Oakmont and Oakmont’s assets, contracts, liabilities, operations, records and other aspects of its business.

4.3. Confidentiality.

4.3.(a) The confidentiality obligations of the parties shall be governed by that certain Confidentiality and Nondisclosure Agreement executed between Oakmont and Parent, dated January 10, 2007 (the “Confidentiality Agreement”), which shall not be affected by the execution of this Agreement.

4.3.(b) In addition to the obligations under the Confidentiality Agreement, each of the parties hereto agrees that all information obtained by them in the course of negotiating and conducting due diligence investigation regarding the transactions contemplated hereby will be used solely for the purpose of determining whether or not to consummate the transactions contemplated hereby. All such information will be held in strictest confidence by each of the parties and their agents, and will divulged only to those directors, officers, employees, and agents of the parties hereto, including legal counsel, accountants, investors, financing sources and financial advisors, who have a need to know such information in strictest confidence. Each party shall advise such directors, officers, employees and agents of the confidential nature of such information, and direct such persons to treat such information confidentially. Each party also agrees to promptly return to the other party all original and duplicate copies of written materials containing such confidential information should the Closing not occur.

4.4. Public Disclosure.

4.4.(a) From the date of this Agreement until Closing or termination pursuant to Article 8, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of Oakmont (in the case of Parent or the Company) or Parent (in the case of Oakmont), except as may be required by applicable Law or the regulations of any stock exchange or trading system. Neither party will unreasonably withhold approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors.

4.4.(b) Notwithstanding the foregoing, the parties hereto agree that Oakmont and Parent will each prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement and such Current Report shall be provided to the other party for its review and comment prior to its filing.

4.5. Regulatory and Other Authorizations. Each party hereto shall use its commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of any Governmental Authority that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals.

4.6. Further Assurances. Each party will execute, acknowledge and deliver such documents and instruments reasonably requested by the other party, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by the other party, for the purpose of giving effect to the transactions contemplated by this Agreement.

4.7. No Solicitation by Parent or Company.

4.7.(a) Neither Parent nor the Company shall authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other agent or representative retained by Parent or the Company to, directly or indirectly through another Person, (a) solicit, initiate or knowingly encourage (including by way of furnishing information) the making of any proposal or offer (i) relating to any acquisition or purchase of all or any portion of the capital stock of the Company or its assets (other than assets to be sold in the ordinary course of business consistent with past practice), (ii) to enter into any merger, consolidation or other business combination with the Company, or (iii) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company, or (b) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. Each of Parent and the Company shall immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. Each of Parent and the Company shall notify Oakmont promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to Oakmont, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact.

4.7.(b) Each of Parent and the Company acknowledges that Oakmont has been required to, and will be required to continue to, spend substantial time and effort in examining the business, properties, affairs, financial condition and prospects of the Company, and in connection therewith has incurred and will incur substantial fees and expenses. Therefore, in the event that Parent and/or the Company directly or indirectly breaches any provision of this Section 4.7 and the Closing does not occur, Parent agrees to reimburse Oakmont’s actual expenses, including without limitation fees of attorneys and other advisors, incurred in connection with the analysis, review, discussion, drafting and negotiation of the transactions contemplated herein, up to a maximum amount of $500,000.

4.8. No Solicitation by Oakmont.

4.8.(a) Oakmont shall not, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other agent or representative retained by Oakmont, directly or indirectly through another Person, (a) solicit, initiate or knowingly encourage (including by way of furnishing information) the making of any proposal or offer (i) relating to any acquisition or purchase of all or any portion of the capital stock of any Person other than the Company or its assets, (ii) to enter into any merger, consolidation or other business combination with any Person other than the Company, or (iii) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to any Person other than the Company, or (b) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. Oakmont immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. Oakmont shall notify Parent promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to Parent, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact.

4.8.(b) Oakmont acknowledges that Parent and the Company have been required to, and will be required to continue to, spend substantial time and effort in examining the business, properties, affairs, financial condition and prospects of Oakmont, and in connection therewith has incurred and will incur substantial fees and expenses. Therefore, in the event that Oakmont directly or indirectly breaches any provision of this Section 4.8 and the Closing does not occur, Oakmont agrees to reimburse Parent’s actual expenses, including without limitation fees of attorneys and other advisors, incurred in connection with the analysis, review, discussion, drafting and negotiation of the transactions contemplated herein, up to a maximum amount of $500,000.

4.9. Non-Competition; Non-Solicitation.

4.9.(a) For a period of five (5) years following the Closing, Parent and its Affiliates shall not, directly or indirectly, operate, engage in, manage, own any equity interest in or be associated with any Person that Materially Competes with the business conducted by the Company immediately prior to the Closing in the United States; provided, however, that this Section 4.9(a) shall not limit Parent or any Affiliate of Parent from owning a passive ownership interest of less than 5% of the outstanding equity securities in any public traded Person or any publicly traded debt securities in any Person that competes with the business conducted by the Company immediately prior to the Closing. Oakmont acknowledges that the Parent owns a savings bank that may make occasional loans to insurance agencies, insurance companies, or other insurance related businesses including funeral homes. Therefore, “Materially Competes” means to own or operate a finance company that specializes in making loans to insurance agencies, insurance companies or insurance related businesses including funeral homes; provided however, that Parent and its Affiliates may directly or indirectly (i) make such loans on a incidental or occasional basis so long as the Parent and Affiliates do not specifically promote or advertise that they make such loans; and (ii) make commission advance loans to Brooke Franchise Corporation franchisees.

4.9.(b) For period of one (1) year following the Closing, Parent shall not, directly or indirectly, solicit (other than solicitations published in a journal or newspaper or other publication or general circulation) for employment any person who was an Employee except (i) with the prior consent of the Surviving Corporation, or (ii) if such Person has not been employed by the Surviving Corporation for a period of at least six months prior to such solicitation.

4.9.(c) Parent acknowledges and agrees that compliance with the covenants contained in this Section 4.9 is necessary to protect the value of the goodwill being acquired by the Surviving Corporation and that these covenants are reasonable for such purposes. If any provision contained in this Section 4.9 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 4.9, but this Section 4.9 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained in this Section 4.9 is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extant invalid, such provision shall be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 4.9 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law.

4.9.(d) Notwithstanding anything in this Agreement to the contrary, Parent agrees that the Surviving Corporation shall be entitled to (i) seek injunctive relief requiring specific performance by Parent of this Section 4.9 without the necessity of proving actual Damages or the posting of a bond and (ii) seek from time to time any other remedies available under applicable Law against Parent if Parent is directly or indirectly in breach of or has breached this Section 4.9.

4.10. Indemnification of Officers and Directors. For a period of not less than six (6) years after the Closing, the Surviving Corporation shall (i) indemnify, defend and hold harmless the officers, directors, employees and agents of Oakmont, the Company and the Parent to the fullest extent permitted under applicable Law against Damages arising out of claims brought or made by third parties based on the actions of such persons in their capacities as officers, directors, employees or agents of Oakmont or the Company prior to the Closing, and (ii) maintain in full force and effect and honor, all obligations to indemnify the officers, directors, employees and agents of Oakmont and the Company and to advance expenses existing in favor of such persons in effect as of the Closing Date under applicable law or as provided in the Organizational Documents of Oakmont or the Company, as the case may be.

4.11. Company Name and Principal Office. Oakmont, Parent and the Company agree that after the Closing the Surviving Corporation shall continue to conduct business under the name “Brooke Credit Corporation” with a principal office in Overland Park, Kansas.

5.	ADDITIONAL AGREEMENTS.

5.1. Proxy Statement; Special Meeting.

5.1.(a) As soon as is reasonably practicable after receipt by Oakmont from Parent and the Company of all financial and other information relating to Parent and the Company as Oakmont may reasonably request, Oakmont shall prepare and file with the SEC, and with all other applicable regulatory bodies, proxy materials for the purpose of obtaining the Oakmont Stockholder Approval. Such proxy materials shall be in the form of a proxy statement to be used for the purpose of soliciting such proxies from stockholders of Oakmont and also for the purpose of issuing Oakmont Stock to the Company Stockholders (the “Proxy Statement”). Parent and the Company shall furnish to Oakmont all information concerning Parent and the Company as Oakmont may reasonably request. Parent and its counsel shall be given an opportunity to review and comment on the Proxy Statement prior to its filing with the SEC.

5.1.(b) Without limitation of the generality of the foregoing, Parent shall provide Oakmont with audited financial statements of the Company consisting of balance sheets of the Company as of December 31, 2004, 2005, and 2006, and the related statements of income and cash flows for the years then ended (including the notes contained therein or annexed thereto) (the “Audited Company Financials”), reported on, and accompanied by, signed, unqualified opinions of independent auditors reasonably acceptable to Oakmont. The Audited Company Financials (including all notes and schedules contained therein or annexed thereto) shall (i) be true, complete and accurate, (ii) have been prepared in accordance with GAAP applied on a consistent basis, (iii) have been prepared in accordance with the books and records of the Company, (iv) fairly present, in accordance with GAAP, the assets, liabilities and financial position, the results of operations and cash flows of the Company as of the dates and for the years and periods indicated, (v) be in compliance as to form with the Exchange Act and the published rules and regulations of the SEC as required to be included in the Proxy Statement and the Transaction Form 8-K, and (vi) otherwise be reasonably acceptable to Oakmont for inclusion in the Proxy Statement.

5.1.(c) Oakmont, with the assistance of Parent, shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use reasonable best efforts to cause the Proxy Statement to be declared effective as promptly as practicable. Oakmont shall also take any and all such actions to satisfy the requirements of the Securities Act and the Exchange Act. Prior to the Closing Date, Oakmont shall use its reasonable best efforts to cause the shares of Oakmont Stock to be issued to Parent hereunder to be registered or qualified under “blue sky” Laws of each of the states and territories of the United States in which the parties deem necessary, and to take any other such actions which may be necessary to enable Oakmont Stock to be issued in each such jurisdiction.

5.1.(d) Parent and the Company shall cause its officers, executives, directors, employees and personnel to support the marketing of any securities by Oakmont (including, without limitation, the participation by such individuals in “road shows”) to the extent reasonably requested by Oakmont.

5.1.(e) As soon as practicable following the declaration of effectiveness of the Proxy Statement, Oakmont shall distribute the Proxy Statement to the stockholders of Oakmont and, pursuant thereto, shall call a special meeting of its stockholders (the “Special Meeting”) in accordance with the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and the other matters presented to the stockholders of Oakmont for approval or adoption at the Special Meeting.

5.1.(f) Oakmont shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, Parent and the Company shall ensure that the Proxy Statement does not, as of the date on which it is distributed to the stockholders of Oakmont, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Oakmont shall not be responsible for the accuracy or completeness of any information relating to Parent or the Company or any other information furnished by Parent or the Company for inclusion in the Proxy Statement).

5.1.(g) Oakmont, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that stockholders of Oakmont vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby, and shall otherwise use reasonable best efforts to obtain the Oakmont Stockholder Approval.

5.2. Form 8-K. At least five (5) days prior to Closing, Oakmont shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the transactions contemplated hereby or in any report or form to be filed with the SEC (“Transaction Form 8-K”), which shall be in a form reasonably acceptable to Parent and in a format acceptable for EDGAR filing. Prior to Closing, Oakmont and Parent shall prepare the press release announcing the consummation of the transactions contemplated hereunder (“Press Release”). Simultaneously with the Closing, Oakmont shall file the Transaction Form 8-K with the SEC and distribute the Press Release.

5.3. Required Information. In connection with the preparation of the Transaction Form 8-K and Press Release, and for such other reasonable purposes, Parent and Oakmont each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers, and stockholders and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other statement, filing, notice or application made by or on behalf of Parent and Oakmont to any third party and/or any Governmental Authority in connection with the transactions contemplated hereby.

5.4. No Securities Transactions.

5.4.(a) Neither Parent nor any of its Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Oakmont prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. Parent shall use its reasonable best efforts to require each of its officers, directors, employees, agents and representatives to comply with the foregoing requirement.

5.4.(b) Neither Oakmont nor any of its Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. Oakmont shall use its reasonable best efforts to require each of its officers, directors, employees, agents and representatives to comply with the foregoing requirement.

6.	CONDITIONS PRECEDENT TO OAKMONT’S PERFORMANCE.

The obligation of Oakmont to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, unless waived in writing by Oakmont:

6.1. Accuracy of Representations and Warranties of Parent and Company. The representations and warranties of Parent and the Company contained in this Agreement shall be true and correct as of the Closing Date as though made at that time (without regard to any “material,” “materiality” or “Company Material Adverse Effect” qualifications included therein and except that those representations and warranties that speak as to a stated date, in which case such representation shall be true and correct as of such date), except to the extent that the failure of the representations and warranties, taken as a whole, to be true and correct would not reasonably be expected to have a Company Material Adverse Effect, to materially delay the Closing or to materially and adversely affect the ability of Parent or the Company to consummate the transactions contemplated by this Agreement.

6.2. Performance of Covenants of Parent and Company. All covenants, agreements and obligations required by the terms of this Agreement to be performed, satisfied or complied with by Parent and the Company at or before the Closing Date shall have been duly and properly performed and complied with in all material respects by Parent and the Company at or before the Closing Date.

6.3. No Governmental Order. There shall be no order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority that prohibits the transactions contemplated by this Agreement or renders it unlawful to consummate such transactions.

6.4. Proxy Statement Effective. The Proxy Statement shall have been declared effective by the SEC.

6.5. Corporate Approval. The board of directors of Oakmont shall have duly approved this Agreement and all transactions contemplated hereby, and Oakmont shall have obtained the Oakmont Stockholder Approval.

6.6. Due Diligence. Oakmont shall have completed its due diligence investigation of the Company to Oakmont’s reasonable satisfaction.

6.7. Consents and Approvals. All approvals, consents and waivers of Governmental Authorities, lenders, lessors and other third parties that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to Oakmont not less than two business days prior to the Closing.

6.8. Absence of Litigation. No litigation shall have been commenced or threatened against Oakmont, Parent, the Company, or any of the Affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby, which, in the reasonable judgment of counsel to either Parent or Oakmont, could have a Company Material Adverse Effect or prevent consummation of the transactions contemplated hereby.

6.9. Company Material Adverse Effect. There shall not have occurred since September 30, 2006 any event, circumstance or condition that has had, or could reasonably be expected to have, a Company Material Adverse Effect.

6.10. Employment Agreements. Michael Lowry and other management members of the Company as mutually agreed by Oakmont and Parent, shall have executed and delivered Employment and Noncompetition Agreements, in form and substance reasonably acceptable to Oakmont and Parent.

6.11. Deliverables. Oakmont shall have received from Parent each of the deliverables described in Section 9.2 hereof.

7.	CONDITIONS PRECEDENT TO COMPANY’S PERFORMANCE.

The obligation of Parent and the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, unless waived in writing by Parent:

7.1. Accuracy of Oakmont’s Representations and Warranties. The representations and warranties of Oakmont contained in this Agreement shall be true and correct as of the Closing Date as though made at that time (without regard to any “material,” “materiality” or “Oakmont Material Adverse Effect” qualifications included therein and except that those representations and warranties that speak as to a stated date, in which case such representation shall be true and correct as of such date), except to the extent that the failure of the representations and warranties, taken as a whole, to be true and correct would not reasonably be expected to have an Oakmont Material Adverse Effect, to materially delay the Closing or to materially and adversely affect the ability of Oakmont to consummate the transactions contemplated by this Agreement.

7.2. Performance of Oakmont’s Covenants. All covenants, agreements and obligations required by the terms of this Agreement to be performed, satisfied or complied with by Oakmont at or before the Closing Date shall have been duly and properly performed and complied with in all material respects by Oakmont at or before the Closing Date.

7.3. No Governmental Order. There shall be no order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority that prohibits the transactions contemplated by this Agreement or renders it unlawful to consummate such transactions.

7.4. Corporate Approval. The board of directors of the Company, and Parent in its capacity as stockholder of the Company, shall have duly approved this Agreement and all transactions contemplated hereby. The board of directors of Parent shall have duly approved this Agreement and all transactions contemplated hereby.

7.5. Due Diligence. Parent shall have completed its due diligence investigation of Oakmont to Parent’s reasonable satisfaction.

7.6. Absence of Litigation. No litigation shall have been commenced or threatened against Oakmont, Parent, the Company or any of the Affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby, which, in the reasonable judgment of counsel to either Parent or Oakmont, could have an Oakmont Material Adverse Effect or prevent consummation of the transactions contemplated hereby.

7.7. Oakmont Material Adverse Effect. There shall not have occurred since September 30, 2006 any event, circumstance or condition that has had, or could reasonably be expected to have, an Oakmont Material Adverse Effect.

7.8. Oakmont’s Articles of Incorporation. The Articles of Incorporation of Oakmont shall not have been amended to provide for cumulative voting rights, classification of directors, diminution of the rights of any controlling stockholder or extraordinary treatment of minority stockholders or management members.

7.9. Consents and Approvals. All approvals, consents and waivers of Governmental Authorities, lenders, lessors and other third parties that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to the Company not less than two business days prior to the Closing.

7.10. Open Market Purchases by Mr. Skandalaris. From February 8, 2007 until Closing, Robert J. Skandalaris shall have used his reasonable best efforts to acquire up to 333,333 shares of common stock of Oakmont through open market purchases while not in possession of material nonpublic information, subject in all cases to the insider trading policy of Oakmont and the limitations of applicable Laws, including without limitation the Exchange Act and the rules and regulations thereunder.

7.11. Deliverables. Parent shall have received from Oakmont each of the deliverables described in Section 9.3 hereof.

7.12. Warrants. Oakmont shall have delivered agreements to the holders of Company Warrants as to such holders’ rights as required by and in accordance with the Company Warrants.

7.13. Incentive Plan. In connection with the Oakmont Stockholder Approval, Oakmont’s stockholders shall have approved the Incentive Plan.

7.14. Tax Opinion. The Parent shall have received an opinion from Winston & Strawn LLP that the transactions contemplated hereby constitute one or more tax-free reorganizations under Section 368 of the Code. Such opinion shall be based on typical assumptions and representations from the Company and Oakmont. The Parent, Company and Oakmont shall cooperate in good faith to allow the Parent to obtain the required tax opinion.

8.	TERMINATION PRIOR TO CLOSING.

8.1. Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to Closing:

8.1.(a) By the mutual written consent of Oakmont and Parent;

8.1.(b) By either Oakmont or Parent, by written notice to the other party if the Closing shall not have occurred on or before July 18, 2007; provided, however, that neither party may terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the transactions contemplated hereby prior to such date is the direct or indirect result of any breach of any covenant, representation or warranty of such party or because any of the conditions precedent to the obligations of the other party have not been satisfied due to any action or failure to act by such party;

8.1.(c) By Oakmont, by prior written notice to Parent, if Parent or the Company shall fail to perform in any material respect any material obligation of Parent or the Company herein required to be performed prior to the Closing Date and such failure is not cured within thirty (30) days after Oakmont has notified Parent of its intent to terminate pursuant to this Section 8.1(c); or

8.1.(d) By Parent, by prior written notice to Oakmont, if Oakmont shall fail to perform in any material respect any material obligation of Oakmont herein required to be performed prior to the Closing Date and such failure is not cured within thirty (30) days after Parent has notified Oakmont of its intent to terminate pursuant to this Section 8.1(d).

8.2. Effect on Obligations. Termination of this Agreement pursuant to Section 8.1 above, shall terminate all obligations of the parties hereunder and this Agreement shall become void and have no effect without any Liability on the part of any party, except for the obligations under Sections 4.3 (Confidentiality), 4.4 (Public Disclosure), and 10.2 (Indemnification Obligations), and Article 11 (Miscellaneous Provisions); provided, however, that termination shall not relieve any party defaulting or breaching this Agreement prior to such termination from any Liability for such default or breach.

9.	THE CLOSING.

9.1. Closing. Subject to the satisfaction and/or waiver of the conditions set forth herein, the closing of the transactions contemplated by this Agreement (the “Closing”) shall occur at 10:00 a.m. at the offices of Foley & Lardner LLP, 500 Woodward Avenue, Suite 2700, Detroit, Michigan 48226 on the second business day following satisfaction and/or waiver of the final condition to the Closing or on such other date and such other place as may be mutually agreed to by the parties (the “Closing Date”). Oakmont and Parent will use their best efforts to cause the Closing to occur on or before June 29, 2007.

9.2. Company’s Obligations. At the Closing, Parent shall deliver to Oakmont:

9.2.(a) A certified copy of the resolutions of the board of directors of Parent authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement;

9.2.(b) A certificate, dated the Closing Date, from Parent and signed by an authorized officer, certifying that the conditions specified in Section 6.1 and Section 6.2 above have been fulfilled;

9.2.(c) Incumbency certificates relating to each person executing any document executed and delivered to Oakmont by Parent or the Company pursuant to the terms hereof;

9.2.(d) Lock-Up Agreements executed by each of Parent, Michael Lowry, Anita Larson, and Morgan Joseph & Co. Inc., substantially in the form of Exhibit C hereto;

9.2.(e) A Voting Agreement executed by Parent, substantially in the form of Exhibit D hereto;

9.2.(f) A Shared Services Agreement executed by Parent and the Company, in form and substance reasonably acceptable to Oakmont and Parent;

9.2.(g) A Tax Allocation Agreement executed by Parent and the Company, in form and substance reasonably acceptable to Oakmont and Parent; and

9.2.(h) All other documents, instruments or writings required to be delivered to Oakmont at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Oakmont may reasonably request.

9.3. Oakmont’s Obligations. At the Closing, Oakmont shall deliver to Parent:

9.3.(a) A certified copy of the resolutions of the board of directors of Oakmont authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement;

9.3.(b) A certificate, dated the Closing Date, from Oakmont and signed by an authorized officer, certifying that the conditions specified in Section 7.1 and Section 7.2 above have been fulfilled;

9.3.(c) Incumbency certificates relating to each person executing any document executed and delivered to Parent or the Company by Oakmont pursuant to the terms hereof;

9.3.(d) Lock-Up Agreements executed by each of KrisLee & Associates, LLC, Robert J. Skandalaris and Michael C. Azar, substantially in the form of Exhibit E hereto;

9.3.(e) Letters of resignation from all of the director(s) of Oakmont other than Robert J. Skandalaris and Michael C. Azar (the “Oakmont Directors”);

9.3.(f) A certified copy of the resolutions of Oakmont Directors, as all of the members of the Board of Directors of Oakmont, appointing five additional directors as follows:

(i) three of the appointed members will be independent directors nominated by Parent and approved by Mr. Skandalaris, such approval not to be unreasonably withheld (provided that no such approval shall be required with respect to Mick Lowry, Anita Larson, Barb Davison, Lindsay Olsen and/or Keith Bouchey); and

(ii) two of the appointed members will be individuals nominated by Parent and approved by Mr. Skandalaris, such approval not to be unreasonably withheld (provided that no such approval shall be required with respect to Mick Lowry, Anita Larson, Barb Davison, Lindsay Olsen and/or Keith Bouchey), one of whom shall be designated Chairman as selected by Parent.

9.3.(g) A Registration Rights Agreement, in form and substance reasonably acceptable to Oakmont and Parent; and

9.3.(h) All other documents, instruments or writings required to be delivered to Parent at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Parent may reasonably request.

10.	INDEMNIFICATION.

10.1. Survival of Representations and Warranties. All representations and warranties under this Agreement shall survive the Closing through the date that is twenty-four (24) months after the Closing Date, at which date such representations and warranties shall terminate; provided, however, that the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.6, 2.11, 2.15, 3.1, 3.2, 3.3, 3.7, 3.11 and 3.14 (collectively, the “Specified Representations”) shall survive until the expiration of all applicable statutes of limitations. All covenants of Oakmont, Parent or the Company that are required by their terms to be performed prior to the Closing shall terminate as of the Closing.

10.2. Indemnification Obligations.

10.2.(a) Indemnification by Parent. From and after the Closing, Parent shall indemnify and hold harmless the Surviving Corporation and its Affiliates, officers, directors and employees (collectively, the “Oakmont Indemnified Parties”), and shall reimburse the Oakmont Indemnified Parties for any Damages resulting from (i) any breach of representation or warranty made by Parent in Article 2, and (ii) any breach or default in the performance by Parent of any covenant or agreement contained herein.

10.2.(b) Indemnification by the Surviving Corporation. From and after the Closing, the Surviving Corporation shall indemnify and hold harmless Parent and its Affiliates, officers, directors and employees (collectively, the “Parent Indemnified Parties”), and shall reimburse Parent Indemnified Parties for any Damages resulting from (i) any breach of representation or warranty made by Oakmont in Article 3, and (ii) any breach or default in the performance by Oakmont of any covenant or agreement of Oakmont contained herein.

10.2.(c) Limitations on Liability.

(i) Notwithstanding anything in this Agreement to the contrary, Parent’s indemnification obligations to Oakmont Indemnified Parties shall be limited as follows: (A) Parent shall only be liable for Damages for the breach of the representations and warranties in Article 2, other than breaches of the Specified Representations, if and to the extent such aggregate amount of all Damages exceed $250,000, after which point Parent will be obligated to indemnify the Oakmont Indemnified Parties from and against all Damages in excess of $250,000; and (B) the aggregate amount of Parent’s liability for breach of the representations and warranties in Article 2, other than breaches of the Specified Representations, shall not exceed $2,000,000.

(ii) Notwithstanding anything in this Agreement to the contrary, the Surviving Corporation’s indemnification obligations to Parent Indemnified Parties shall be limited as follows: (A) the Surviving Corporation shall only be liable for Damages for breach of the representations and warranties in Article 3 if and to the extent such aggregate amount of all Damages exceed $250,000, after which point the Surviving Corporation will be obligated to indemnify the Parent Indemnified Parties from and against all Damages in excess of $250,000; and (B) the aggregate amount of the Surviving Corporation’s liability for breach of the representations and warranties in Article 3, other than breaches of the Specified Representations, shall not exceed $2,000,000.

10.2.(d) Claims for Indemnity. Whenever a claim for Damages shall arise for which an Indemnified Party shall be entitled to indemnification hereunder, such Indemnified Party shall notify the Indemnifying Party in writing within fifteen (15) days of the first receipt of notice of such claim, and in any event within such shorter period as may be necessary for the Indemnifying Party to take appropriate action to resist such claim. Such notice shall specify in reasonable detail all facts and circumstances known to the Indemnified Party regarding the claim and shall explain in reasonable detail the basis on which the Indemnified Party claims a right to indemnity, including citation to relevant sections of this Agreement, and, if estimable, shall estimate the amount of the liability arising therefrom. The failure to provide such notice shall not result in a waiver of any right to indemnification hereunder except to the extent the Indemnifying Party is prejudiced by such failure.

10.2.(e) Defense of Third Party Claims. Upon receipt by the Indemnifying Party of a notice from the Indemnified Party with respect to any claim of a third party against the Indemnified Party, for which the Indemnified Party seeks indemnification hereunder, the Indemnifying Party shall have the right to assume the defense of such claim, and the Indemnified Party shall cooperate to the extent reasonably requested by the Indemnifying Party in defense or prosecution thereof and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party in connection therewith. If the Indemnifying Party shall elect to assume the defense of such claim, the Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party has assumed the defense of any claim against the Indemnified Party, the Indemnifying Party shall have the right to settle any claim for which indemnification has been sought and is available hereunder; provided that, to the extent that such settlement requires the Indemnified Party to take, or prohibits the Indemnified Party from taking, any action or purports to obligate the Indemnified Party, then the Indemnifying Party shall not settle such claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed. If the Indemnifying Party does not assume the defense of a third party claim and disputes the Indemnified Party’s right to indemnification, the Indemnified Party shall have the right to assume control of the defense of such claim through counsel of its choice, the reasonable costs of which shall be at the Indemnifying Party’s expense in the event that the Indemnified Party’s right of indemnification is ultimately established through settlement, compromise or other legal proceeding. In no circumstance may the Indemnified Party compromise or settle a claim with a third party for which it seeks indemnification from the Indemnifying Party without first obtaining the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

10.3. Exclusive Remedy. Except for claims for fraud or intentional misrepresentation under applicable law and for the provisions of Section 10.2 and Article 11, the indemnification provided in this Article 10 will constitute the exclusive remedy of Oakmont Indemnified Parties or Parent Indemnified Parties, as the case may be, and their respective assigns from and against any and all Damages asserted against, resulting to, imposed upon or incurred or suffered by, any of them, directly or indirectly, as a result of, or based upon or arising from the breach of any representation or warranty or the non-fulfillment of any agreement or covenant in or pursuant to this Agreement or any other agreement, document, or instrument required hereunder. Oakmont and Parent each hereby waive, to the fullest extent permitted under applicable Law, any and all rights, claims, and causes of action it may have against any other party, or any of such other party’s Affiliates, to the contrary.

11.	MISCELLANEOUS PROVISIONS.

11.1. Entire Agreement. This Agreement, together with the Exhibits and Disclosure Schedule hereto, and the Confidentiality Agreement, sets forth the entire agreement between the parties with regard to the subject matter hereof, and supersedes all other prior agreements and understandings, written or oral, between the parties or any of their respective Affiliates with respect to such subject matter, including without limitation that certain Agreement and Plan of Merger, dated as of February 8, 2007.

11.2. Governing Law. This Agreement shall be construed and interpreted according to the internal laws of the State of Kansas, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. The parties hereby stipulate that any action or other legal proceeding arising under or in connection with this Agreement may be commenced and prosecuted in its entirety in the federal or state courts having jurisdiction over Johnson County, Kansas, each party hereby submitting to the personal jurisdiction thereof, and the parties agree not to raise the objection that such courts are not a convenient forum. Process and pleadings mailed to a party at the address provided in Section 11.9 shall be deemed properly served and accepted for all purposes.

11.3. Schedules. Information set forth in the Disclosure Schedule specifically refers to the article and section of this Agreement to which such information is responsive. The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections of this Agreement to the extent it is reasonably apparent from a reading of the matter disclosed that such disclosure is applicable to such other sections and subsections.

11.4. Waiver and Amendment. This Agreement may be amended, supplemented, modified and/or rescinded only through an express written instrument signed by all parties or their respective successors and permitted assigns. Any party may specifically and expressly waive in writing any portion of this Agreement or any breach hereof, but only to the extent such provision is for the benefit of the waiving party, and no such waiver shall constitute a further or continuing waiver of any preceding or succeeding breach of the same or any other provision. The consent by one party to any act for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or similar acts in the future, and no forbearance by a party to seek a remedy for noncompliance or breach by another party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

11.5. Assignment. Neither this Agreement nor any interest herein shall be assignable (voluntarily, involuntarily, by judicial process, operation of Law or otherwise), in whole or in part, by any party without the prior written consent of the other party, and any such attempted assignment shall be null and void.

11.6. Successors and Assigns. Each of the terms, provisions and obligations of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties and their respective legal representatives, successors and permitted assigns.

11.7. No Third Party Beneficiaries. Except as otherwise specifically set forth herein, nothing in this Agreement will be construed as giving any Person, other than the parties to this Agreement and their successors and permitted assigns, any right, remedy or claim under, or in respect of, this Agreement or any provision hereof.

11.8. No Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of (a) any direct or indirect stockholder of Parent or Oakmont, or (b) any officer, director, employee, agent or representative of Parent, Oakmont or the Company.

11.9. Notices. All notices, requests, demands and other communications made under this Agreement shall be in writing, correctly addressed to the recipient as follows:

If to Oakmont:

Oakmont Acquisition Corp.

33 Bloomfield Hills Pkwy, Suite 240

Bloomfield Hills, Michigan 48304

Attention: Michael C. Azar

Facsimile: (248) 220-2038

with a copy to

Foley & Lardner LLP

500 Woodward Avenue, Suite 2700

Detroit, Michigan 48226

Attention: Patrick Daugherty

Facsimile: (313) 234-2800

If to Parent:

Brooke Corporation

10950 Grandview Drive, Suite 600

Overland Park, Kansas 66210

Attention: Anita Larson

Facsimile: (913) 339-6328

with a copy to:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

Attention: Leland E. Hutchinson/Terrence R. Brady

Facsimile: (312) 558-5700

Notices, requests, demands and other communications made under this Agreement shall be deemed to have been duly given (i) upon delivery, if served personally on the party to whom notice is to be given, (ii) on the date of receipt, refusal or non-delivery indicated on the receipt if mailed to the party to whom notice is to be given by registered or certified, postage prepaid or by overnight courier or (iii) upon confirmation of transmission, if sent by facsimile. Any party may give written notice of a change of address in accordance with the provisions of this Section 11.9 and after such notice of change has been received, any subsequent notice shall be given to such party in the manner described at such new address.

11.10. Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any term or provision of this Agreement, or the application thereof to any person or circumstance, is adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable in any jurisdiction: (a) a substitute and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable in such jurisdiction, the intent and purpose of the invalid, prohibited or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity, prohibition or unenforceability, nor shall such invalidity, prohibition or unenforceability of such provision affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

11.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.

11.12. No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

11.13. Facsimile Signatures. This Agreement and any other document or agreement executed in connection herewith (other than any document for which an originally executed signature page is required by Law) may be executed by delivery of a facsimile copy of an executed signature page with the same force and effect as the delivery of an originally executed signature page. In the event any party delivers a facsimile copy of a signature page to this Agreement or any other document or agreement executed in connection herewith, such party shall deliver an originally executed signature page within three business days of delivering such facsimile signature page or at any time thereafter upon request; provided, however, that the failure to deliver any such originally executed signature page shall not affect the validity of the signature page delivered by facsimile, which has and shall continue to have the same force and effect as the originally executed signature page.

11.14. Fees and Expenses. The Company shall pay all costs and expenses incurred on behalf of Parent and the Company in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of attorneys and accountants. Oakmont shall pay all costs and expenses incurred on its behalf in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of attorneys and accountants.

12.	DEFINITIONS.

12.1. Definitions. The following capitalized terms used herein shall have the meanings indicated:

“Adjusted Earnings” for the applicable period shall mean the actual audited net after tax income of the Surviving Corporation, determined according to GAAP; plus all actual after tax amortization expense for intangibles resulting from the transactions contemplated by this Agreement; plus the actual after tax amount of any negative impact to earnings associated with the warrants held by Falcon Mezzanine Partners II, L.P., FMP II Co-Investment, LLC and JZ Equity Partners PLC or their successors or assigns and the transactions contemplated by this Agreement, including deal related costs arising out of accounting treatment for warrants, put/call rights, options or other employee equity incentive plans (employee incentives shall be deemed associated with the transactions contemplated by this Agreement if granted within ninety days of the Closing Date); minus a proforma after tax interest income amount calculated by multiplying the amount of the cash balance on Oakmont’s balance sheet as of the Closing Date and immediately prior to consummation of this transaction by an interest rate of five percent (5%) per annum and then multiplying the resulting product by the number of days remaining in the applicable period after the Closing Date and divided the resulting product by 365.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such Person. For purposes of this definition, “control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign Laws the common parent of which is the Parent.

“Borrower” means the Person or Persons who are primarily or secondarily obligated to make payments under a Loan.

“Closing Payment” means 17,455,090 shares of Oakmont Stock, minus the aggregate number of shares of Oakmont Stock subject to purchase pursuant to all Company Warrants assumed by the Surviving Corporation under this Agreement, and minus the aggregate number of shares of Oakmont Stock subject to purchase pursuant to all Company Stock Options converted into options to acquire shares of Oakmont Stock under this Agreement.

“Company Material Adverse Effect” means any material adverse effect on the operations, financial condition, business, assets or liabilities of the Company, other than any such effect resulting from (i) changes in the United States economy in general that do not disproportionately impact the Company, (ii) changes in the industries in which the Company operates its business and not specifically relating to the business of the Company that do not disproportionately impact the Company,

(iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index) that do not disproportionately impact the Company, or (iv) the announcement of this Agreement or any transactions contemplated hereunder, the fulfillment of the parties’ obligations hereunder or the consummation of the transactions contemplated by this Agreement.

“Company Warrants” means the outstanding warrants of the Company that are identified in Section 2.3 of the Disclosure Schedule.

“Damages” means any loss, liability, damage or reasonable expense incurred as a result thereof, including, without limitation, reasonable attorneys’, accountants’ and experts’ fees, but shall not include any exemplary, punitive, incidental or special damages, consequential damages that were not reasonably foreseeable or any claim for lost profits.

“DGCL” means the General Corporation Law of the State of Delaware.

“Effective Time” means the effective time of the Merger pursuant to the application of Section 252 of the DGCL.

“Employee” means any person employed by the Company immediately prior to the Closing.

“Encumbrance” means any mortgage, lien, pledge, charge, security interest, encumbrance, or restriction.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Ratio” means the number determined by dividing (a) the sum of 17,455,090, plus 4,000,000 if the First Earnout is earned, plus 1,000,000 if the Second Earnout is earned, by (b) the Fully Diluted Company Share Amount.

“First Earnout Shares” means 4,000,000 shares of Oakmont Stock, subject to equitable adjustment in the case of any stock split or combination, any merger or other transaction in which the Oakmont Stock is changed or exchanged, any common stock dividend payable in shares of common stock or any similar event or transaction, minus the additional (as a result in the increase of the Exchange Ratio due to the First Earnout being earned) number of shares of Oakmont Stock subject to purchase pursuant to all Company Warrants assumed by the Surviving Corporation under this Agreement, and minus the additional (as a result in the increase of the Exchange Ratio due to the First Earnout being earned) number of shares of Oakmont Stock subject to purchase pursuant to all Company Stock Options converted into options to acquire shares of Oakmont Stock under this Agreement.

“Fully Diluted Company Share Amount” means the aggregate number of issued and outstanding shares of common stock of the Company at the Effective Time, plus the aggregate number of shares of common stock of the Company subject to purchase pursuant to all Company Warrants at the Effective Time, plus the aggregate number of shares of common stock of the Company subject to purchase pursuant to all Company Stock Options at the Effective Time.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time.

“Governmental Authority” means (i) any nation, state, county, city or other legal jurisdiction, (ii) any federal, state, local, municipal, foreign or other government, (iii) any governmental or quasi-governmental authority of any nature, or (iv) any body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Incentive Plan” means a 2007 Brooke Credit Corporation Equity Incentive Plan, in form and substance reasonably acceptable to Oakmont and Parent, with an aggregate of 500,000 shares of Oakmont Stock issuable under such Incentive Plan, subject to adjustment as provided therein.

“Indemnified Party” means an Oakmont Indemnified Party or a Parent Indemnified Party, as the case may be.

“Indemnifying Party” means a party that is required to indemnify any Indemnified Party pursuant to Article 10.

“Independent Accountants” means a nationally recognized firm of independent public accountants, jointly selected by (i) a nationally recognized firm of independent public accountants selected by the Oakmont Directors, and (ii) a nationally recognized firm of independent public accountants selected by the Parent.

“Intellectual Property” means all of the following owned by or licensed to such Person: (i) patents, patent applications, patent disclosures and inventions as well as any reissues, continuations, continuations-in-part, divisions, revisions, extensions or reexaminations thereof; (ii) computer software (including but not limited to source code, executable code, data, databases and documentation); (iii) any and all trademarks, service marks, trade names, and internet domain names and registrations and applications for registration thereof; (iv) copyrights and copyrightable works and registrations and applications for registration thereof; and (v) any and all trade secrets, inventions, know-how, confidential or proprietary information and any and all other intellectual property rights.

“KGCL” means the General Corporation Law of the State of Kansas.

“Knowledge” means the actual knowledge of the executive officers of a party after reasonable inquiry of those employees of such party that have primary supervisory responsibility for the matter at issue.

“Laws” means all laws of any country or any political subdivision thereof, including, without limitation, all federal, state and local statutes, regulations, ordinances, orders or decrees or any other laws, common law theories or reported decisions of any court thereof.

“Liability” means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

“Loan” means each and every loan, advance or other extension of credit made by the Company to any Borrower, and all rights and obligations under such loan, advance or extension, whether constituting an account, chattel paper, instrument, investment property or general intangible, and including, without limitation, the obligation of any related Borrower to pay any finance charges with respect thereto.

“Loan Documents” means, to the extent applicable, with respect to each Borrower: the Commercial Loan Agreement, and addendum; Agreement for Advancement of Loan, and addendum; the guarantees; the promissory note(s); the security agreement and deed of trust or mortgage; Agreement to Provide Insurance; UCC Financing Statements; Affidavit Regarding Financial Status and other Material Facts; Authorization to Release Information; Opinion of Borrower’s Counsel; Authorization for Pre Authorized Collection; Depository Control Agreement; Borrower’s Settlement Summary; Acknowledgement Form; Allstate Exclusive Agency agreement; Security Interest and Collateral Assignment of Termination Payments and Economic Interests; Assignment of Termination Payment Notice to Lender; Commissions Payment Agreement; Franchise Agreement; Lender Protection Addendum; Collateral Preservation Agreement; and, all documents executed or delivered under or in connection with any of the foregoing, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with such agreement.

“Loan Files” means with respect to any Loan, the Loan Documents and all credit and other information gathered in connection therewith or in connection with the underwriting of such Loan.

“Material Contract” means any agreement, understanding, contract or commitment (written or oral) required to be set forth in Section 2.13 of the Disclosure Schedule.

“Oakmont Material Adverse Effect” means any material adverse effect on the operations, financial condition, business, assets or liabilities of Oakmont, other than any such effect resulting from (i) changes in the United States economy in general that do not disproportionately impact Oakmont, (ii) changes in the industries in which Oakmont operates its business and not specifically relating to the business of Oakmont that do not disproportionately impact Oakmont, (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index) that do not disproportionately impact Oakmont, or (iv) the announcement of this Agreement or any transactions contemplated hereunder, the fulfillment of the parties’ obligations hereunder or the consummation of the transactions contemplated by this Agreement.

“Oakmont Stockholder Approval” means a majority vote by the stockholders of Oakmont in favor of adoption of this Agreement and the approval of the transactions contemplated hereby, with fewer than 20% of the shares of common stock issued in the initial public offering of Oakmont, exercising their conversion rights with respect to such transactions (as specified in Oakmont’s Certificate of Incorporation or Articles of Incorporation).

“Organizational Documents” means a party’s certificate or articles of incorporation and the bylaws, as amended.

“Per Share Consideration” means an amount of Oakmont Stock determined by dividing the Closing Payment by the total number of shares of common stock of the Company issued and outstanding as of the Effective Time, plus an amount of Oakmont Stock determined by dividing the Earnout Payment, if any, by the total number of shares of common stock of the Company issued and outstanding as of the Effective Time.

“Permitted Encumbrances” means (i) statutory liens for Taxes and other charges and assessments by any Governmental Authority that are not yet due and payable or are being contested in good faith, (ii) mechanics’, materialmen’s, and similar liens that can be satisfied by a payment of cash to the lienholders, (iii) rights reserved to any Governmental Authority to regulate the affected assets, including zoning laws and ordinances, (iv) as to real property interests, including leasehold interests, any easements, rights-of-way, servitudes, permits, restrictions, and minor imperfections or irregularities in title that do not, individually or in the aggregate, interfere with the ability to own, use, or operate such real property, (v) purchase money liens and liens securing rental payments under any capital lease arrangements, (vi) notice filings with respect to equipment leases or other leases of personal property, and (vii) any other Encumbrance that is immaterial with respect to the asset that it encumbers.

“Person” means any individual, any entity or any unincorporated organization, including a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, or a joint venture.

“Second Earnout Shares” means 1,000,000 shares of Oakmont Stock, subject to equitable adjustment in the case of any stock split or combination, any merger or other transaction in which the Oakmont Stock is changed or exchanged, any common stock dividend payable in shares of common stock or any similar event or transaction, minus the additional (as a result in the increase of the Exchange Ratio due to the Second Earnout being earned) number of shares of Oakmont Stock subject to purchase pursuant to all Company Warrants assumed by the Surviving Corporation under this Agreement, and minus the additional (as a result in the increase of the Exchange Ratio due to the Second Earnout being earned) number of shares of Oakmont Stock subject to purchase pursuant to all Company Stock Options converted into options to acquire shares of Oakmont Stock under this Agreement.

“Tax(es)” means all taxes, charges, fees, levies, duties, imposts or other assessments or charges imposed by and required to be paid to any federal, state, local or foreign taxing authority or tax sharing agreement, including, without limitation, income, excise, property (whether real or tangible personal property), sales, use, transfer, gains, ad valorem, value added, stamp, payroll, windfall, profits, gross receipts, license, occupation, commercial activity, employment, withholding, social security, medicare, workers’ compensation, unemployment compensation, documentation, registration, customs duties, tariffs, net worth, capital stock and franchise taxes, alternative or add-on minimum (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment) and any estimated payments or estimated taxes.

“Tax Return” means any return, report, information return or other similar document or statement (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax and all federal, state, local and foreign returns, reports and similar statements.

“UCC” means the Uniform Commercial Code as in effect in Kansas.

12.2. Cross-References. Each of the following terms shall have the meaning ascribed to such terms in the Sections set forth below:

“Agreement”	Preamble

“Audited Company Financials”	Section 5.1(b)

“CERCLA”	Section 2.11(c)

“Certificate”	Section 1.5(a)

“Closing Date”	Section 9.1

“Closing”	Section 9.1

“Code”	Preamble

“Company”	Preamble

“Company Insurance Policies”	Section 2.12(c)

“Company Stock Option”	Section 1.6(b)

“Company Stock Option Plan”	Section 1.6(b)

“Company Stockholders”	Section 1.4

“Confidentiality Agreement”	Section 4.3(a)

“Disclosure Schedule”	Preamble to Article 2

“Earnout Payment”	Section 1.10(a)

“Earnout Statement”	Section 1.10(c)

“Environmental Laws”	Section 2.11(c)

“Exchange Act”	Section 2.4

“Merger”	Section 1.1

“Merger Consideration”	Section 1.4

“New Oakmont”	Preamble

“Notice of Objection”	Section 1.10(d)

“Oakmont”	Preamble

“Oakmont Directors”	Section 9.3(e)

“Oakmont Indemnified Parties”	Section 10.2(a)

“Oakmont Insurance Policies”	Section 3.12(c)

“Oakmont Reports”	Section 3.5

“Oakmont Stock”	Section 1.4

“Parent”	Preamble

“Parent Indemnified Parties”	Section 10.2(b)

“Parent Reports”	Section 2.8

“Plan”	Section 2.15(a)

“Press Release”	Section 5.2

“Previously Proposed Reincorporation Merger”	Preamble

“Previously Proposed Merger”	Preamble

“Proxy Statement”	Section 5.1(a)

“Recent Company Balance Sheet”	Section 2.5

“Recent Oakmont Balance Sheet”	Section 3.6

“SEC”	Section 2.19

“Securities Act”	Section 2.4

“Special Meeting”	Section 5.1(e)

“Specified Representations”	Section 10.1

“Surviving Corporation”	Section 1.1

“Transaction Form 8-K”	Section 5.2

“Waste”	Section 2.11(c)

12.3. Interpretation. In this Agreement, unless otherwise specified or where the context otherwise requires:

12.3.(a) language shall be construed simply according to its fair meaning and not strictly for or against any party;

12.3.(b) the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

12.3.(c) words importing any gender shall include other genders;

12.3.(d) words importing the singular only shall include the plural and vice versa;

12.3.(e) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation;”

12.3.(f) the words “hereby,” “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

12.3.(g) references to “Article,” “Section” or “Schedule” shall be to an Article, Section or Schedule of or to this Agreement;

12.3.(h) references to any Person include the successors and permitted assigns of such Person;

12.3.(i) any definition of or reference to any Law, agreement, instrument or other document herein will be construed as referring to such Law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified; and

12.3.(j) any definition of or reference to any statute will be construed as referring also to any rules and regulations promulgated thereunder.

[Next Page is Signature Page]

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first set forth above.

OAKMONT ACQUISITION CORP.

/s/ Robert J. Skandalaris
By: Robert J. Skandalaris
Its: Chairman and CEO

BROOKE CREDIT CORPORATION

/s/ Michael Lowry
By: Michael Lowry
Its: Chief Executive Officer

BROOKE CORPORATION

/s/ Robert Orr
By: Robert Orr
Its: Chief Executive Officer

New Oakmont agrees to the foregoing amendments and acknowledges and agrees that is shall no longer be a party to the Agreement.

OAKMONT KANSAS, INC.

/s/ Robert J. Skandalaris
By: Robert J. Skandalaris
Its: President

[Signature page to Amended and Restated Agreement and Plan of Merger]